Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated April 2, 2015

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J P M O R G A N E T F E F F I C I E N T E D S 5 I N D E X P
E R F O R M A N C E D E T A I L S

April 1, 2015

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JPMORGAN ETF EFFICIENTE DS 5 INDEX PERFORMANCE DETAILS

JPMorgan ETF Efficiente DS 5 Index Performance Details

J.P. Morgan ETF Efficiente DS 5 Index (the "Index") Performance – Bloomberg EEJPDS5E Index

2005	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	(2.25%)	2.43%	(2.60%)	(0.54%)	1.10%	0.97%	1.06%	0.71%	(0.12%)	(2.46%)	0.90%	2.67%	1.70%
2006	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	2.90%	(0.35%)	0.81%	1.03%	(1.85%)	(0.79%)	0.34%	1.03%	(0.34%)	1.92%	1.79%	(0.78%)	5.76%
2007	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	1.29%	(1.12%)	(0.57%)	1.19%	0.31%	(1.76%)	(1.37%)	(0.23%)	2.28%	2.85%	(0.23%)	(0.52%)	2.03%
2008	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	1.25%	2.30%	(1.28%)	0.17%	0.32%	0.37%	(1.45%)	(1.05%)	(1.84%)	(3.52%)	2.79%	4.65%	2.46%
2009	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	(2.95%)	(0.59%)	0.54%	(0.74%)	3.07%	0.04%	2.80%	0.65%	3.36%	(0.15%)	2.89%	(1.80%)	7.10%
2010	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	(0.33%)	0.05%	2.17%	2.95%	(1.59%)	1.26%	0.91%	3.63%	0.68%	0.33%	(1.32%)	0.59%	9.60%
2011	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	(0.33%)	2.35%	0.05%	1.73%	(1.37%)	(1.19%)	3.96%	2.30%	(0.11%)	1.36%	0.42%	0.83%	10.33%
2012	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	1.07%	0.40%	(1.28%)	1.37%	(0.52%)	0.78%	2.51%	0.08%	(0.02%)	(0.40%)	0.86%	0.90%	5.84%
2013	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	(0.51%)	0.21%	0.42%	2.30%	(3.95%)	(0.89%)	1.27%	(1.68%)	0.82%	1.39%	1.17%	1.04%	1.45%
2014	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPDS5E Index	(2.06%)	1.68%	(0.27%)	1.48%	2.37%	0.27%	(1.14%)	2.11%	(3.50%)	2.43%	2.24%	0.28%	5.84%
2015	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
EEJPDS5E Index	2.47%	(1.26%)	(0.14%)										1.03%

Please see key risks on the next page for additional information. Source: J.P. Morgan. Past performance is not a guide to future performance. "EEJPDS5E Index" refers to the performance of J.P. Morgan ETF Efficiente DS 5 Index (Bloomberg: EEJPDS5E Index)(the "Index"). The levels of the Index incorporate an adjustment factor of 1.0% per annum.

Hypothetical, historical performance measures: Represents the monthly and full calendar year performance of the Index based on as applicable to the relevant measurement period, the hypothetical back tested daily closing levels from December 31, 2004 through September 24, 2012, and the actual historical performance of the Index based on daily closing levels from September 25, 2012 through March 31, 2015. YTD reflects the year to date performance of the Index from the last business day of the previous calendar year through, and including December 31, 2014. The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment linked to the Index will or is likely to achieve returns similar to those shown. Alternative modelling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the table above.

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J.P.Morgan

Key Risks
[] There are risks associated with a momentum -based
investment strategy - The Index is different from a
strategy that seeks long-term exposure to a portfolio
consisting of constant components with fixed weights. The
Index may fail to realize gains that could occur from
holding assets that have experienced price declines, but
experience a sudden price spike thereafter.

[] The Index may not achieve its target volatility -- The
exposure of the Index to the synthetic portfolio of Basket
Constituents is determined by a two-step process composed
of 1) a monthly selection process to determine the
weighting assigned to each Basket Constituent in the
synthetic portfolio, and 2) a daily adjustment of the
exposure to the synthetic portfolio intended to achieve a
target annualized volatility of 5% on a daily basis. The
monthly weights and daily adjustments are based on the
historical volatility of the synthetic portfolio and are
subject to certain constraints. However, there is no
guarantee that historical trends will continue in the
future. Accordingly, the actual realized annualized
volatility of the Index may be greater than or less than
5%, which may adversely affect the level of the Index.

[] The daily adjustment of the exposure of the index to the
synthetic portfolio of basket constituents may impact
performance -- Due to the daily exposure adjustments, the
Index may fail to realize gains due to price appreciation
of the synthetic portfolio at a time when the exposure is
less than 100% or may suffer increased losses due to price
depreciation of the synthetic portfolio when the exposure
is above 100%. As a result, the Index may underperform an
index that does not include a daily exposure adjustment.

[] The Index may be partially uninvested -- The aggregate
weight of the Cash Index at any given time represents the
portion of the synthetic portfolio that is uninvested. In
addition, when the exposure of the Index to the synthetic
portfolio is less than 100%, a portion of the synthetic
portfolio will be uninvested. The Index will reflect no
return for any uninvested portion.

[] Our affiliate, J.P. Morgan Securities plc, is the
calculation agent for the Index and may adjust the Index in
a way that affects its level--The policies and judgments
for which J.P. Morgan Securities plc, is responsible could
have an impact, positive or negative, on the level of the
Index and the value of your investment. J.P. Morgan
Securities plc is under no obligation to consider your
interest as an investor with returns linked to the Index.

[] The Index may not be successful and may not outperform
any alternative strategy.

[] The Index comprises notional assets and liabilities and
therefore there is no actual portfolio of assets to which
any person is entitled or in which any person has any
ownership interest.

[] The Index rebalances monthly and applies weighting caps
to the Basket Constituents and sectors.

[] The Index may be subject to increased volatility due to
the use of leverage.

[] Changes in the value of the Basket Constituents may
offset each other, and correlation of performances among
the Basket Constituents may reduce the performance of the
Index.

[] An investment linked to the Index is subject to risks
associated with non-U.S securities markets, such as
emerging markets and currency exchange risk.

[] The Index was established on September 25, 2012 and has
a limited operating history.

DISCLAIMER
JPMorgan Chase and Co. ("J.P. Morgan") has filed a
registration statement (including a prospectus) with the
Securities and Exchange Commission (the "SEC") for any
offerings to which these materials relate. Before you
invest in any offering of securities by J.P. Morgan, you
should read the prospectus in that registration statement,
the prospectus supplement, as well as the particular
product supplement, underlying supplement, the relevant
termsheet or pricing supplement, and any other documents
that J.P. Morgan will file with the SEC relating to such
offering for more complete information about J.P. Morgan
and the offering of any securities. You may get these
documents without cost by visiting EDGAR on the SEC Website
at www.sec.gov. Alternatively, J.P. Morgan, any agent or
any dealer participating in the particular offering will
arrange to send you the prospectus and the prospectus
supplement, as well as any product supplement, underlying
supplement and termsheet or pricing supplement, if you so
request by calling toll-free (800) 576 3529.
Free Writing Prospectus filed pursuant to Rule 433;
Registration Statement No. 333-199966

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